FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards Executive Vice President/Chief Financial Officer Affiliated Computer Services, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces Current Count of Its Dutch Auction Tender Offer

DALLAS, TEXAS: March 13, 2006 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, today announced the number of shares currently tendered in its “Dutch Auction” tender offer to purchase up to 55.5 million shares of its outstanding class A common stock at a price not less than $56.00 and not greater than $63.00 per share.

To promote full participation in the Company’s “Dutch Auction,” which has been extended through Friday, March 17, 2006, the Company is publishing the following current results. Based on the count as of 5:00 p.m. New York City time on Friday, March 10, 2006 by the depositary for the tender offer, 8,479,755 shares of Class A common stock, including shares that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at or below $63.00 per share. The Company will not extend the “Dutch Auction” tender offer beyond March 17, 2006.

ACS, a FORTUNE 500 company with more than 55,000 people supporting client operations in nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

This statement is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, along with the letter of transmittal and related materials, were previously mailed to stockholders. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials prior to making any decision with respect to the tender offer. Stockholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s web site at www.sec.gov or the Company’s web site at www.acs-inc.com . Stockholders also may obtain a copy of these documents, free of charge, from Mellon Investor Services LLC, the Company’s information agent, by calling toll-free at (800) 835-0447.